Exhibit 99.1

CONTACT:                                Investor Relations                                           (214) 792-4415

SOUTHWEST AIRLINES REPORTS SECOND QUARTER EARNINGS;
65th CONSECUTIVE QUARTER OF PROFITABILITY

DALLAS, TEXAS – July 18, 2007 – Southwest Airlines (NYSE:LUV) today reported its second quarter 2007 results.  Net income for second quarter 2007 was $278 million, or $.36 per diluted share, compared to $333 million, or $.40 per diluted share, for second quarter 2006.   Economic net income for second quarter 2007 was $195 million, or $.25 per diluted share, compared to $273 million, or $.33 per diluted share, for second quarter 2006.  The $.25 per diluted share in economic net income exceeds First Call’s mean estimate of $.22 per diluted share for second quarter 2007.  (Refer to the reconciliation in the accompanying tables for further information regarding economic results.)

Second Quarter 2007 Financial Highlights:
•	Record second quarter revenues of $2.6 billion, up 5.5 percent
•	Economic net income of $195 million, down 28.6 percent
•	Economic net income per diluted share of $.25, down 24.2 percent
•	Repurchased 32 million shares of common stock for $464 million

Gary C. Kelly, CEO, stated: “The anticipated decline in our year-over-year second quarter earnings performance reflects a continued rise in fuel costs and difficult unit revenue comparisons.  As we recently outlined, specific initiatives are well underway to adapt to higher jet fuel cost levels.  Through these initiatives, we believe that we can maintain our low fare, low cost leadership while achieving substantially enhanced incremental revenues over the next several years.
"While we reported record operating revenues of $2.6 billion for the second quarter 2007, our unit revenue production has not kept pace with rising fuel costs.  Our operating unit revenue of 10.34 cents fell below the exceptional year ago performance.  Although softer revenue trends were consistent throughout the second quarter, demand strengthened somewhat in June, and we reported an all-time record load factor of 82.1 percent for the month.  Traffic trends and bookings thus far in July are strong, suggesting unit revenue comparisons for third quarter 2007 will be better year-over-year than second quarter 2007's performance.

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“Our economic fuel cost per gallon of $1.62 was up 14.1 percent from a year ago.   Favorable cash settlements resulting from our prudent fuel hedging program were $173 million for second quarter 2007.   We have derivative contracts for approximately 90 percent of our third quarter 2007 estimated fuel consumption, capped at an average crude-equivalent price of approximately $51 per barrel (compared to approximately 81 percent at approximately $41 per barrel for third quarter 2006).  Based on this derivative position and current market prices, we currently expect our third quarter 2007 economic fuel costs per gallon to be in the $1.70 range.   We currently have derivative contracts for approximately 90 percent of our estimated fuel consumption for the fourth quarter 2007 at an average crude-equivalent price of approximately $51 per barrel.  We have derivative contracts for approximately 65 percent of our estimated fuel consumption in 2008 at an average crude-equivalent price of $49 per barrel.
“Excluding fuel, second quarter 2007 economic unit costs decreased 1.2 percent from a year ago, primarily due to lower profitsharing expense.  While our Employees have done a commendable job improving efficiency, we must persistently find ways to control costs, including salaries, wages, and benefits, due to continual increases in jet fuel prices.  As such, we recently offered certain Employees a voluntary early-out program.   Employees eligible under this program must make their election to participate by August 10, 2007.  Excluding any charge from this program, we currently expect our third quarter 2007 economic unit costs, excluding fuel, to exceed third quarter 2006’s 6.38 cents.
“We look forward to resuming service to San Francisco International Airport on August 26th.  We are also very pleased with Customer response to our continued growth in key markets such as Denver, Ft. Myers, New Orleans, Philadelphia, Pittsburgh, and Washington Dulles.  We are elated with the strong Customer demand for our new low fare service added to and from Dallas Love Field as a result of the Wright Amendment Reform Act of 2006, which increased second quarter 2007 revenues by almost $30 million.
"Our estimated year-over-year available seat mile (ASM) growth for third quarter 2007 is eight percent.  However, in our continuing efforts to restore profit growth, we have adjusted both our fourth quarter 2007 and full year 2008 capacity plans to grow ASMs year-over-year by approximately six percent, or about two percentage points slower than previously planned.
"Prior to adjusting our growth rate, we had 34 737-700 aircraft (33 firm and one option) scheduled for delivery from Boeing in 2008.  Now, we plan to grow our fleet by 19 aircraft, 15 fewer than originally planned.  We have an agreement with Boeing to defer five of our 2008 deliveries (four firm and one option) to firm orders in 2013, resulting in 29 firm aircraft deliveries from Boeing next year.   In addition to deferring five of the 2008 Boeing deliveries, we are currently exploring a variety of alternatives to reduce our fleet growth by another ten aircraft in 2008, which will bring our 2008 planned additions to 19 net aircraft.   As part of the agreement with Boeing, we have also agreed to exercise 25 737-700 options (including the one 2008 deferred option) originally scheduled for 2008 through 2011 for delivery in 2013 and 2014, bringing our firm orders from 2008 through 2014 to 106.  In addition, we have 86 options, with delivery positions available in 2009 through 2012, and 54 purchase rights for delivery through December 31, 2014.  (See accompanying Revised 737-700 Delivery Schedule).

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“Although we face earnings challenges, primarily due to escalating fuel costs, we are confident in our future and the Employees of Southwest Airlines. We remain dedicated to upholding our high Customer Satisfaction record and are proud that we were recently recognized by City Business Journals Network as the #1 Brand in the travel segment of the 2007 American Brand Excellence Awards.  Southwest Airlines was also named the top U.S. airline on the University of Michigan’s American Customer Satisfaction Index, as we have been every year since the index began in 1994.”
 Southwest will discuss its second quarter 2007 results on a conference call at 11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at http://www.southwest.com/?src=IR_071807.

Operating Results
Total operating revenues for second quarter 2007 increased 5.5 percent to $2.58 billion, compared to $2.45 billion for second quarter 2006.  Total second quarter 2007 operating expenses were $2.26 billion, compared to $2.05 billion in second quarter 2006.  Operating income for second quarter 2007 was $328 million compared to $402 million in second quarter 2006.  Economic operating income was $328 million in second quarter 2007 compared to $429 million last year.
“Other income” was $119 million for second quarter 2007, compared to $113 million for second quarter 2006.  The $6 million increase primarily resulted from unrealized “other (gains) losses” associated with Statement of Financial Accounting Standard (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $14 million in second quarter 2007 and $12 million in second quarter 2006 is also included in "other (gains) losses."
The second quarter 2007 income tax rate of 37.8 percent was higher than last year’s second quarter rate of 35.3 percent, which reflected a $13 million net adjustment to reduce deferred taxes related to a revision in the State of Texas Franchise Tax law enacted during second quarter 2006.

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Net cash provided by operations for the six months ended June 30, 2007 was $1.6 billion, which included a $535 million increase in fuel derivative collateral deposits related to future periods, and capital expenditures were $663 million.  The Company repurchased 32 million shares of its common stock for $464 million during the second quarter, of which $291 million, or 20 million shares, completed the $300 million repurchase authorization in March by the Company’s Board of Directors.  The remaining $173 million related to the $500 million repurchase program authorized in May.   As of yesterday, the Company had repurchased 20 million shares of its common stock for a total of $295 million under this latest authorization.  This brings the total repurchases of common stock to $1.6 billion, or 102 million shares, since January 1, 2006.
The Company ended second quarter 2007 with $2.1 billion in cash and short-term investments, which included $1.1 billion in fuel derivative collateral deposits.  In addition, the Company had a fully available unsecured revolving credit line of $600 million.  The Company will repay approximately $100 million in debt during third quarter 2007.
Total operating revenues for the six months ended June 30, 2007 increased 7.0 percent to $4.78 billion, while total operating expenses increased 10.1 percent to $4.37 billion, resulting in operating income in first half 2007 of $412 million versus $500 million in first half 2006.  Economic operating income was $398 million and $544 million, respectively, for the six months ended June 30, 2007 and 2006.  Net income for the six months ended June 30, 2007 was $371 million, or $.47 per diluted share, compared to $394 million, or $.47 per diluted share, for the same period last year.  Economic net income for the six months ended June 30, 2007 was $228 million, or $.29 per diluted share, compared to $338 million, or $.41 per diluted share, for the same period last year.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Specific forward-looking statements include, without limitation, statements relating to the Company's results of operations and its growth plans and related initiatives, strategies, and revenues expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the price and availability of aircraft fuel; (ii) the Company's ability to timely and effectively prioritize its revenues initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support these initiatives; (iii) the extent and timing of the Company’s investment of incremental operating expenses and capital expenditures to develop and implement its initiatives and its corresponding ability to effectively control its operating expenses; (iv) the Company's dependence on third party arrangements to assist with the implementation of certain of its initiatives; (v) competitor capacity and load factors; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
			Percent			Percent
	2007	2006	Change	2007	2006	Change

OPERATING REVENUES:
Passenger	$2,475	$2,362	4.8	$4,587	$4,300	6.7
Freight	33	38	(13.2)	63	74	(14.9)
Other	75	49	53.1	131	95	37.9
Total operating revenues	2,583	2,449	5.5	4,781	4,469	7.0

OPERATING EXPENSES:
Salaries, wages, and benefits	814	786	3.6	1,581	1,502	5.3
Fuel and oil	607	518	17.2	1,171	1,019	14.9
Maintenance materials and repairs	154	119	29.4	291	224	29.9
Aircraft rentals	40	39	2.6	79	80	(1.3)
Landing fees and other rentals	140	126	11.1	276	246	12.2
Depreciation and amortization	137	127	7.9	272	250	8.8
Other operating expenses	363	332	9.3	699	648	7.9
Total operating expenses	2,255	2,047	10.2	4,369	3,969	10.1

OPERATING INCOME	328	402	(18.4)	412	500	(17.6)

OTHER EXPENSES (INCOME):
Interest expense	29	34	(14.7)	58	68	(14.7)
Capitalized interest	(14)	(14)	-	(27)	(26)	3.8
Interest income	(14)	(21)	(33.3)	(27)	(39)	(30.8)
Other (gains) losses, net	(120)	(112)	n.a.	(188)	(114)	n.a.
Total other expenses (income)	(119)	(113)	n.a.	(184)	(111)	n.a.

INCOME BEFORE INCOME TAXES	447	515	(13.2)	596	611	(2.5)
PROVISION FOR INCOME TAXES	169	182	(7.1)	225	217	3.7

NET INCOME	$278	$333	(16.5)	$371	$394	(5.8)

NET INCOME PER SHARE:
Basic	$ .36	$ .42		$ .48	$ .49
Diluted	$ .36	$ .40		$ .47	$ .47

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	769	798		778	800
Diluted	780	825		790	831

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2007	2006	Change	2007	2006	Change

Fuel and oil expense - unhedged	$780	$716		$1,422	$1,333
Less: Fuel hedge gains included in fuel and oil expense	(173)	(198)		(251)	(314)
GAAP fuel and oil expense, as reported	607	518	17.2	1,171	1,019	14.9
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	(9)	(28)		(26)	(10)
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	9	1		40	(34)
Fuel and oil expense - economic basis	$607	$491	23.6	$1,185	$975	21.5

Operating income, as reported	$328	$402		$412	$500
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	9	28		26	10
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	(9)	(1)		(40)	34
Operating income - economic fuel basis	$328	$429	(23.5)	$398	$544	(26.8)

Other (gains) losses, net, as reported	$(120)	$(112)		$(188)	$(114)
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	129	88		200	130
Add/(Deduct): Ineffectiveness from fuel hedges settling
in future periods	(4)	7		(9)	(4)
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	9	28		26	10
Other (gains) losses, net - economic fuel basis	$14	$11	n.a.	$29	$22	n.a.

Net income, as reported	$278	$333		$371	$394
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	(129)	(88)		(200)	(130)
Add/(Deduct): Ineffectiveness from fuel hedges settling in
future periods	4	(7)		9	4
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current
period	(9)	(1)		(40)	34
Income tax impact of unrealized items	51	36		88	36
Net income - economic fuel basis	$195	$273	(28.6)	$228	$338	(32.5)

Net income per share, diluted, as reported	$.36	$.40		$.47	$.47
Add/(Deduct): Impact of fuel contracts, net of income taxes	(.11)	(.07)		(.18)	(.06)
Net income per share, diluted - economic fuel basis	$.25	$.33	(24.2)	$.29	$.41	(29.3)

Note regarding use of non-GAAP financial measures
The non-GAAP items referred to in this news release are provided as supplemental information, and should not be relied upon as alternative measures to
Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include items calculated by the Company on an "economic" basis, which excludes certain unrealized items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended.
The unrealized items consist of gains or losses for derivative instruments that will settle in future accounting periods or gains or losses that have been recognized in prior period results, but which have settled in the current period. This includes ineffectiveness, as defined, for future period instruments and the change in market value for future period derivatives that no longer qualified for special hedge accounting, as defined in SFAS 133.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. Management believes in certain cases, the Company's
GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. In addition, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide investors with the Company's true economic cost of fuel for the periods presented, based on cash settlements from hedging activities, but excluding the unrealized impact of hedges that will settle in future periods or were recognized in prior periods.

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2007	2006	Change		2007	2006	Change

Revenue passengers carried	23,442,019	21,999,256	6.6%		43,402,952	41,198,739	5.4%
Enplaned passengers	26,889,424	25,306,858	6.3%		49,792,497	47,322,342	5.2%
Revenue passenger miles (RPMs) (000s)	19,018,769	17,843,848	6.6%		35,127,840	33,124,345	6.0%
Available seat miles (ASMs) (000s)	24,982,676	22,883,984	9.2%		48,661,051	44,963,442	8.2%
Load factor	76.1%	78.0%	(1.9)	pts.	72.2%	73.7%	(1.5)	pts.
Average length of passenger haul (miles)	811	811	0.0%		809	804	0.6%
Average aircraft stage length (miles)	630	619	1.8%		628	618	1.6%
Trips flown	290,647	270,947	7.3%		567,547	533,396	6.4%
Average passenger fare	$105.60	$107.38	(1.7)%		$105.68	$104.38	1.2%
Passenger revenue yield per RPM (cents)	13.02	13.24	(1.7)%		13.06	12.98	0.6%
Operating revenue yield per ASM (cents)	10.34	10.70	(3.4)%		9.82	9.94	(1.2)%
Operating expenses per ASM (GAAP, in cents)	9.03	8.95	0.9%		8.98	8.83	1.7%
Operating expenses per ASM (economic, in cents)	9.03	8.83	2.3%		9.01	8.73	3.2%
Operating expenses per ASM, excluding fuel (cents)	6.60	6.68	(1.2)%		6.57	6.56	0.2%
Fuel costs per gallon, excluding fuel tax (unhedged)	$2.08	$2.08	0.0%		$1.95	$1.97	(1.0)%
Fuel costs per gallon, excluding fuel tax (GAAP)	$1.61	$1.50	7.3%		$1.61	$1.51	6.6%
Fuel costs per gallon, excluding fuel tax (economic)	$1.62	$1.42	14.1%		$1.63	$1.44	13.2%
Fuel consumed, in gallons (millions)	374	344	8.7%		726	673	7.9%
Fulltime equivalent Employees at period-end	33,261	31,734	4.8%		33,261	31,734	4.8%
Size of fleet at period-end	500	462	8.2%		500	462	8.2%

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,605	$1,390
Short-term investments	509	369
Accounts and other receivables	321	241
Inventories of parts and supplies, at cost	182	181
Fuel derivative contracts	633	369
Prepaid expenses and other current assets	56	51
Total current assets	3,306	2,601

Property and equipment, at cost:
Flight equipment	12,330	11,769
Ground property and equipment	1,423	1,356
Deposits on flight equipment purchase contracts	741	734
	14,494	13,859
Less allowance for depreciation and amortization	4,007	3,765
	10,487	10,094
Other assets	1,060	765
	$14,853	$13,460

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$746	$643
Accrued liabilities	2,094	1,323
Air traffic liability	1,122	799
Current maturities of long-term debt	123	122
Total current liabilities	4,085	2,887

Long-term debt less current maturities	1,518	1,567
Deferred income taxes	2,328	2,104
Deferred gains from sale and leaseback of aircraft	113	120
Other deferred liabilities	382	333
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,167	1,142
Retained earnings	4,534	4,307
Accumulated other comprehensive income	752	582
Treasury stock, at cost	(834)	(390)
Total stockholders' equity	6,427	6,449
	$14,853	$13,460

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$278	$333	$371	$394
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	137	127	272	250
Deferred income taxes	125	179	167	214
Amortization of deferred gains on sale and
leaseback of aircraft	(4)	(4)	(7)	(8)
Share-based compensation expense	13	23	26	45
Excess tax benefits from share-based
compensation arrangements	1	(2)	(29)	(30)
Changes in certain assets and liabilities:
Accounts and other receivables	(43)	(18)	(80)	(31)
Other current assets	(92)	(88)	(148)	(73)
Accounts payable and accrued liabilities	447	255	830	571
Air traffic liability	112	29	322	309
Other	6	(2)	(127)	(58)
Net cash provided by operating activities	980	832	1,597	1,583

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(338)	(404)	(663)	(665)
Purchases of short-term investments	(1,158)	(1,221)	(2,072)	(2,071)
Proceeds from sales of short-term investments	963	1,145	1,931	1,926
Proceeds from ATA Airlines, Inc. debtor in possession loan	-	-	-	20
Other investing activities, net	-	-	-	1
Net cash used in investing activities	(533)	(480)	(804)	(789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	14	29	92	136
Payments of long-term debt and capital lease obligations	(6)	(99)	(15)	(136)
Payments of cash dividends	(3)	(4)	(11)	(11)
Repurchase of common stock	(464)	(289)	(674)	(503)
Excess tax benefits from share-based
compensation arrangements	(1)	2	29	30
Other, net	-	1	1	2
Net cash provided by (used in) financing activities	(460)	(360)	(578)	(482)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13)	(8)	215	312
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,618	2,600	1,390	2,280

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,605	$2,592	$1,605	$2,592

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SOUTHWEST AIRLINES CO.
REVISED 737-700 DELIVERY SCHEDULE

	The Boeing Company
			Purchase	Previously
	Firm	Options	Rights	Owned	Total

2007	37			2	39	*
2008	29				29	**
2009	18	10			28
2010	10	24			34
2011	10	22			32
2012	10	30			40
2013	19				19
2014	10				10
Through 2014			54		54
Total	143	86	54	2	285

*2007 delivery dates: eight in first quarter, eleven in second quarter, eleven in third quarter and nine in fourth quarter.
** Currently exploring alternatives to reduce fleet growth by another ten aircraft, bringing 2008 net additions to 19

***